EXHIBIT 3.2

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

150101

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20120143260-31
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/28/2012 4:30 PM
	Entity Number E0473022008-5

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Terra Tech Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Preferred Stock

One hundred (100) shares of the Preferred Stock of Terra Tech Corp. (the "Corporation") are hereby designated as "Series A Preferred Stock." The holders of the Series A Preferred Stock shall have the same rights, terms and preferences as the holders of Common Stock, and in addition thereto, the holders of the Series A Preferred Stock shall have the following rights:

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3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

1. Voting Rights,

1.1 Generally. Except as expressly provided by the Articles of Incorporation, as amended (the "Articles"), of the Corporation, or as required by law, the holders of common stock and the Series A Preferred Stock shall vote together as a single class on all matters to be voted upon by shareholders, whether at a meeting or by written consent. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could then be converted and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

1.2 Voting for Election of Directors. The authorized number of directors constituting the Board of Directors, and the manner in which such directors are to be elected, shall be as set forth in the Corporation's Bylaws and in any voting or other agreement that may be entered into among the shareholders concerning the election of directors, provided, however, that so long as any shares of Series A Preferred Stock remain outstanding, the directors of the Corporation shall be elected as follows:

(a) the holders of a majority of the shares of Series A Preferred Stock represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose shall be entitled to elect three (3) directors (the "Series A Directors"). The holders of the Series A Preferred Stock may waive their rights to elect such three (3) directors at any time and assign such right to the board of directors to elect such directors; and

(b) the holders of a majority of the shares of common stock represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose shall be entitled to elect two (2) directors.

2. Right to Convert.

2.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of Terra Tech Corp. (the "Corporation") or any transfer agent for such stock, into one (1) fully paid and nonassessable share of common stock.

2.2 Mechanics of Conversion. No fractional shares of common stock shall be issued upon conversion of Preferred Stock. In lieu of any 'fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of common stock as determined by the Board of Directors. For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of common stock shall be paid in cash. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of common stock, and to receive certificates therefor, such holder shall (A) either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and (B) shall give written notice to the Corporation at its principal corporate office that such holder elects to convert such shares. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the requirements of the fourth sentence of this paragraph have been satisfied with respect to the shares of such Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date.

2.3 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles.

3. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

3.1 amend the Articles or the Corporation's Bylaws;

3.2 change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

3.3 reclassify or recapitalize any outstanding equity securities, or authorize or issue, or undertake an obligation to authorize or issue, any equity securities (or any debt securities convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

3.4 authorize or effect any transaction constituting a Liquidation Event (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Corporation. For purposes of the Articles, a "Deemed Liquidation" shall mean: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets (including an irrevocable or exclusive license with respect to all or substantially all of the Corporation's intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Corporation as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or its parent entity)), (C) authorize or effect any transaction liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock;

3.5  increase or decrease the size of the Board of Directors as provided in the Bylaws of the Corporation or remove any of the Series A Directors (unless approved by the Board of Directors including the Series A Directors);

3.6 declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors including the Series A Directors);

3.7 redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors including the Series A Directors);

3.8 amend any stock option plan of the Corporation, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

3.9 replace the President and/or Chief Executive Officer of the Corporation (unless approved by the Board of Directors including the Series A Directors); or

3.10 transfer assets to any subsidiary or other affiliated entity,

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